Exhibit 10.2
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”) is effective as of September 4, 2006, by and between EMMIS OPERATING COMPANY, an Indiana corporation (“Employer” or “Emmis”), and PATRICK WALSH, a Maryland resident (“Executive”).
RECITALS
     WHEREAS, Employer and its subsidiaries are engaged in the ownership and operation of certain radio and television stations, magazines, and related operations (together, the “Emmis Group”); and
     WHEREAS, Employer desires to employ Executive as an executive, and Executive desires to be so employed.
     NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
     1. Employment Status. Upon the terms and subject to the conditions set forth in this Agreement, Employer hereby employs Executive, and Executive hereby accepts exclusive employment with Employer.
     2. Term. The term of Executive’s employment shall be for a period of three (3) years commencing on September 4, 2006, and ending on September 3, 2009 (the “Term”). This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the terms of this Agreement. For purposes of this Agreement, the term “First Contract Year” shall be defined to mean the twelve (12) month period commencing on September 4, 2006 and ending on September 3, 2007; the term “Second Contract Year” shall be defined to mean the twelve (12) month period commencing on September 4, 2007 and ending on September 3, 2008; the term “Third Contract Year” shall be defined to mean the twelve (12) month period commencing on September 4, 2008 and ending on September 3, 2009 (each, a “Contract Year”).

     3. Executive’s Position, Duties and Authority.
     3.1 Position. Employer shall employ Executive, and Executive shall serve as an executive of Employer, and of any successor of Employer by merger, acquisition of substantially all of the assets or stock of Employer, or otherwise. During the Term, Executive shall serve as Executive Vice President, Chief Financial Officer and Treasurer of Employer.
     3.2 Duties and Authority. Executive shall have such duties, functions, authority and responsibilities as are commensurate with the offices Executive holds with the Employer during the Term. Executive shall report directly to the Chief Executive Officer of the Employer. Executive’s services hereunder shall be performed in a professional, diligent and competent manner to the best of Executive’s abilities.
     3.3 Directorships and Other Offices. If Executive is elected as a Director of Emmis Communications Corporation, Executive shall serve in such position without additional remuneration (unless Employer elects to remunerate “inside directors”) but shall be entitled to the benefit of indemnification pursuant to the terms of Section 15.10. Executive shall also serve without additional remuneration as a director and/or officer of one or more of Employer’s subsidiaries or affiliates if appointed to such position(s) by Employer during the Term.
     4. Full-Time and Exclusive Services. Executive’s services pursuant to this Agreement shall be performed on a full-time and exclusive basis, except for vacation periods and periods of illness as permitted by the Company’s employment policies. Accordingly, Executive shall not undertake any outside business activity during the Term without the prior written consent of Employer. Executive shall be permitted to serve on the board of charitable or civic organizations so long as such services: (i) are approved in writing in advance by Employer; and (ii) do not interfere with Executive’s duties and obligations under this Agreement.

     5. Location of Employment; Travel. The location for performance of Executive’s services hereunder shall be the offices designated by Employer in Indianapolis, Indiana. Executive shall undertake such travel as the performance of Executive’s duties pursuant to this Agreement may require.
     6. Compensation.
     6.1 Base Salary. Upon the terms and subject to the conditions set forth in this Agreement, each Contract Year, Employer shall pay or cause to be paid to Executive an annualized base salary (“Base Salary”) in the amount of Four Hundred Thousand Dollars ($400,000), to be paid according to Employer’s customary payroll practices. Employer shall have no obligation to pay Executive the Base Salary for any period during which Executive fails or refuses to render services pursuant to this Agreement, or for any period following the expiration or termination of this Agreement. All Base Salary earned by Executive and paid pursuant to this Agreement shall be subject to withholding for applicable taxes and as otherwise required by law.
     6.2 Annual Incentive Compensation. Upon the terms and subject to the conditions set forth in this Section 6.2, following the conclusion of each Emmis fiscal year during the Term, Executive shall be eligible to receive one (1) performance bonus in a target amount of Two Hundred Thousand Dollars ($200,000) (each, a “Fiscal Year Bonus”), the exact amount of which shall be determined by means of Executive’s attainment of certain performance goals as determined each fiscal year by the Compensation Committee of the Employer’s Board of Directors (the “Compensation Committee”) and communicated to Executive within ten (10) days after a final determination by the Compensation Committee. The Fiscal Year Bonus earned by Executive for the fiscal year ending on February 28, 2007, if any, shall be pro-rated according to the following formula: the amount of the Fiscal Year Bonus that Executive would have earned had Executive worked the entire fiscal year multiplied by a fraction the numerator of which shall be the number of full months during the fiscal year during which

Executive was employed by Employer plus three (3) months; the denominator of which shall be twelve (12). If this Agreement is not renewed and expires on September 3, 2009, Executive shall be eligible to receive a pro-rata Fiscal Year Bonus, if earned, for the fiscal year during which the Agreement expires based on the number of completed months as set forth in the formula above (except that the additional three (3) months shall not be credited for purposes of the calculation). Executive acknowledges and agrees that, as a material condition to receiving a Fiscal Year Bonus, as of the end of each respective fiscal year during the Term: (i) this Agreement must be in full force and effect; and (ii) Executive must be fully performing all of Executive’s duties and obligations as required hereunder and not be in breach of any of the terms and conditions of this Agreement; provided, however, that notwithstanding the foregoing, in the event Executive voluntarily resigns for Good Reason (as defined in Section 11.5 below), Executive shall remain eligible for a Fiscal Year Bonus in accordance with the terms of Section 11.5. Employer may pay all or any portion of a Fiscal Year Bonus in Shares of Class A Common Stock of Emmis Communications Corporation (“Shares”) in the same manner utilized for other senior management level employees. Any Fiscal Year Bonus amounts earned by Executive pursuant to the terms and conditions of this Section 6.2 (including upon non-renewal and expiration of the Term or upon a termination for Good Reason) shall be awarded following Employer’s fiscal year-end earnings release or at such other time as annual incentive compensation awards are made to other members of Employer’s senior management team (but in no event later than ninety (90) days after the expiration of the applicable fiscal year). All Fiscal Year Bonus amounts earned by Executive pursuant to this Agreement shall be subject to withholding for applicable taxes and as otherwise required by law.
     6.3 Equity Incentive Compensation. Upon the terms and subject to the conditions set forth in this Section 6.3, at or promptly following the commencement of the Term, Executive shall receive (i) an option (“Option”) to acquire Ten Thousand (10,000) Shares, and (ii) Three Thousand (3,000) restricted Shares. Additionally, upon the terms and subject to the conditions set forth in this Section 6.3, on or about the commencement of each Emmis fiscal year during the Term, or at such time(s) during the Term as Employer grants equity incentive compensation to members of its senior management team, Executive shall receive (i) an Option to acquire Twenty Thousand (20,000) Shares, and (ii) Six Thousand (6,000) restricted Shares. The grants of Options and restricted Shares described in this Section 6.3 shall be subject to the terms and conditions of the applicable equity compensation plan of Employer, the Option agreements evidencing the Option grants and the restricted stock agreements evidencing the grants of restricted Shares. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spinoff, share combination, consolidation or similar event, the number and class of all Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Agreement (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable equity compensation or similar plan of Employer, the Option agreement evidencing the grant of the Option, and the restricted Stock agreement evidencing the grant of Shares. The determination of the Compensation Committee shall be conclusive and binding.
     6.4 Completion Bonus. On or about September 3, 2009, Executive shall receive Twenty Thousand (20,000) Shares (the “Completion Shares”); provided, that (i) this Agreement is in effect on September 3, 2009 and has not been terminated for any reason (other than a material breach of this Agreement by Employer); and (ii) Executive has fully performed all of Executive’s duties and obligations under this Agreement throughout the Term and is not in breach of any of the material terms and conditions of this Agreement. The Completion Shares shall be freely transferable when delivered to Executive subject to Employer’s securities trading policy and applicable federal and state law. Employer shall have the right, in its sole and absolute discretion, to pay Executive the value of the Completion Shares (in the same manner applied to other senior management level employees) in cash in lieu of granting Executive the Completion Shares. The Completion Shares shall be subject to withholding for applicable taxes and as otherwise required by law.
     6.5 Fractional Shares. In the event that the calculation of a certain number of Shares awarded to Executive pursuant to any of the provisions of this Section 6 results in a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.
     6.6. Auto Allowance. During the Term, Executive shall receive a monthly auto allowance in the amount of One Thousand Dollars ($1,000) (subject to withholding for applicable taxes and as otherwise required by law) consistent with Employer’s policy or practice regarding such allowances, as such policy or practice may be changed from time to time, or eliminated, during the Term in Employer’s sole discretion; provided, however, that in no event shall the amount paid to Executive under this Section 6.6 be reduced.
     6.7 Moving Allowance. Employer agrees to reimburse Executive for reasonable moving and relocation expenses actually incurred in connection with Executive’s relocation to Indianapolis, Indiana in an amount up to a maximum of One Hundred Thousand Dollars ($100,000) upon submission of receipts evidencing such expenses satisfactory to Employer (“Moving Allowance”). The Moving Allowance is intended to cover the following expenses, each to be secured at a reasonable rate: (1) moving expenses relating to the transfer of Executive’s and Executive’s family’s belongings to Indianapolis, Indiana; (2) airfare to and from Indianapolis, Indiana for Executive and members of Executive’s immediate family for the purpose of locating and securing a residence; (3) a maximum of twelve (12) months of either temporary housing in

Indianapolis or payment of the interest portion of Executive’s monthly mortgage payment at his Maryland residence after purchasing a home in the Indianapolis area, but before his previous residence has been sold; and (4) broker’s fees on the sale of Executive’s Maryland home. Employer agrees to pay to Executive a “gross up” amount on any payments made to Executive pursuant to this provision that are taxable to Executive as ordinary income under the applicable provisions of the Internal Revenue Code. Notwithstanding the foregoing, it is understood and agreed that, in no event, shall the amount paid to Executive pursuant to this Section 6.7 exceed One Hundred Thousand Dollars ($100,000).
     6.8 Life and Disability Insurance. Each Contract Year, Employer agrees to reimburse Executive in an amount not to exceed Five Thousand Dollars ($5,000) for the annual premium associated with Executive’s purchase of a term life and disability insurance policy or policies on the life of Executive. Executive shall be entitled to freely select and change the beneficiary or beneficiaries under such policy or policies. Notwithstanding anything to the contrary contained in this Agreement, Employer’s obligations under this Section 6.8 are expressly contingent upon Executive providing required information and taking all necessary actions required of Executive in order to obtain and maintain the subject policy or policies, including without limitation, passing any required physical examinations.
     7. Business Expenses. Employer shall pay or reimburse Executive for all reasonable expenses actually incurred by Executive during the Term directly related to the performance of Executive’s services hereunder upon presentation of expense statements, vouchers or similar documentation, or such other supporting information as Employer may require of Executive.
     8. Fringe Benefits and Vacation. Each Contract Year during the Term, Executive shall be entitled to four (4) weeks of paid vacation in accordance with Employer’s applicable policies and procedures for executive-level employees. Executive shall also be eligible to participate in and receive the fringe benefits generally made available to other executive-level employees of Employer in accordance with, and to the extent that Executive is eligible under, the general provisions of Employer’s fringe benefit plans or programs; provided, however, that Executive understands that these benefits may be increased, changed, eliminated or added from time to time during the Term as determined in Employer’s sole and absolute discretion.
     9. Confidential Information.
     9.1 Non-Disclosure. Executive acknowledges that certain information concerning the business of the Emmis Group and its members is of a proprietary and highly confidential nature, and that as a result of Executive’s employment with Employer during the Term, Executive will receive and develop such proprietary and confidential information concerning the business of Employer and other members of the Emmis Group which, if known to competitors of Employer, would damage Employer, the other members of the Emmis Group, and their respective businesses. Accordingly, Executive agrees that, during the Term and thereafter, Executive shall not divulge or appropriate for Executive’s own use, or for the use or benefit of any third party (other than Employer or its representatives or as specifically directed in writing by Employer) any information or knowledge concerning the business of Employer or any other member of the Emmis Group which is not generally available to the public other than through the activities of Executive. Executive further agrees that upon termination of Executive’s employment for any reason, Executive shall promptly surrender to Employer all documents, brochures, writings, illustrations, client, financial and sales lists, marketing and strategic plans, programs, presentations, budgets, financial statements, marketing materials and any other such documents or materials (regardless of form or character) that Executive received from or developed on behalf of Employer in connection with Executive’s employment. Executive acknowledges that all such materials shall remain at all times during and after the expiration or early termination of the Term for any reason the sole and exclusive property of Employer, and that nothing in this Agreement shall be deemed to grant Executive any right, title or interest in such material, all of which shall be deemed a “work made for hire” for the sole and exclusive benefit of Employer.
     9.2 Injunctive Relief. Executive acknowledges that: Executive’s breach of Section 9.1 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 9 have been specifically negotiated and carefully written to prevent such irreparable harm and damage. Accordingly, if Executive breaches Section 9.1, notwithstanding the arbitration and dispute resolution provisions contained in this Agreement, Employer shall be entitled to injunctive relief (including attorneys’ fees and costs) enforcing Section 9.1 to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security.
     10. Non-Interference; Exclusive Employment and Non-Competition.
     10.1 Non-Interference. During the Term and for a period of two (2) years immediately following the expiration or early termination of the Term for any reason, Executive shall not, directly or indirectly, take any action (or permit any action to be taken by an entity or person with which Executive is associated) which has the effect of interfering with Employer’s relationship (contractual or otherwise) with any employee of Employer or any member of the Emmis Group. Without limiting the generality of the foregoing, Executive specifically agrees that during such time period, Executive shall not solicit or encourage, directly or indirectly, any employee of any member of the Emmis Group to cease his or her employment for any reason.
     10.2 Exclusive Employment and Non-Competition. Executive acknowledges the special and unique nature of Executive’s employment with Employer as a member of Employer’s senior management team, and understands that, as a result of Executive’s employment with Employer during the Term, Executive will gain knowledge of and have access to highly sensitive and valuable information regarding the operations of Employer and other members of the Emmis Group, including but not limited to the proprietary and other confidential information described more fully in Section 9.1. Accordingly, Executive acknowledges Employer’s special interest in preventing the disclosure of such information through the engagement of Executive’s services by any of Employer’s competitors following the expiration or early termination of the Term. Therefore, Executive agrees that, during the Term and for a period of twelve (12) months immediately following the expiration or early termination of the Term for any reason, Executive shall not, without the prior written approval of Employer, engage directly or indirectly in services for, or become employed by, serve as an agent or consultant to, or become an officer, director, partner, principal or shareholder of, any corporation, partnership or other entity which is engaged in the local terrestrial radio or local terrestrial television broadcasting business, or the city and regional magazine publishing business, in any city in which Employer operates or has an interest in any radio or television station, or magazine. So long as Executive does not engage in any other activity prohibited by the immediately preceding sentence, Executive’s ownership of less than five percent (5%) of the issued and outstanding stock of any corporation whose stock is traded on an established securities market shall not constitute competition with Employer for purposes of this Section 10.2.
     10.3 Injunctive Relief. Executive acknowledges and agrees that the provisions of this Section 10 have been specifically negotiated and carefully worded in recognition of the opportunities which shall be afforded to Executive by Employer by virtue of Executive’s association with Employer and the influence that Executive will have over Employer’s employees, customers and vendors. Executive further acknowledges that: Executive’s breach of Section 10.1 or 10.2 will cause irreparable harm and damage to Employer, the exact amount of which will be difficult to ascertain; that the remedies at law for any such breach would be inadequate; and that the provisions of this Section 10 have been specifically negotiated and carefully written to prevent such irreparable injury and damage. Accordingly, if Executive breaches Section 10.1 or 10.2, notwithstanding the arbitration and dispute resolution provisions contained in this Agreement, Employer shall be entitled to injunctive relief enforcing Section 10.1 or 10.2, as the case may be, to the extent reasonably necessary to protect Employer’s legitimate interests, without posting bond or other security. If Executive violates Section 10.1 or 10.2 and Employer brings legal action for injunctive or other relief, Employer shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of non-interference or non-competition set forth herein. Accordingly, the obligations set forth in Sections 10.1 and 10.2 shall be deemed to have the duration set forth therein, computed from the date such relief is granted but reduced by the time expired between the date the restrictive period began to run and the date of the first violation of the obligation(s) by Executive.
     10.4 Construction. Despite the express agreement herein between Employer and Executive, in the event that any of the provisions set forth in this Section 10 shall be determined by any court or other tribunal of competent jurisdiction to be unenforceable for any reason whatsoever, the parties agree that this Section 10 shall be interpreted to extend only to the maximum extent as to which it may be enforceable, and that this Section 10 shall be severable into its component parts, all as determined by such court or tribunal.
     11. Termination of Agreement.
     11.1 Termination of Agreement by Employer for Cause. Employer may terminate this Agreement and Executive’s employment hereunder for Cause (as defined in Section 11.3 below) in accordance with the terms and conditions of this Section 11. Following a determination by Employer that Executive should be terminated for Cause, Employer shall give written notice to Executive specifying the grounds for such termination (the “Preliminary Notice”), and Executive shall have ten (10) days after receipt of the Preliminary Notice to respond to Employer in writing. If following the expiration of such ten (10) day period Employer reaffirms its determination that Executive should be terminated for Cause, such termination shall be effective upon delivery by Employer to Executive of a final notice of termination.
     11.2 Effect of Termination by Employer for Cause. In the event of termination for Cause as provided in Section 11.1 above:
          (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Section 9 and 10, which shall survive the termination of this Agreement.
          (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
               (a) Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date; and
               (b) Pay to Executive any Fiscal Year Bonus, if any, which Executive earned for a fiscal year ending on or prior to the termination date pursuant to Section 6.2 but which is unpaid as of the termination date.
          Additionally, Employer shall comply with the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination.
     11.3 Definition of Cause. For purposes of this Agreement, ”Cause” shall be defined to mean any of the following: (i) any action or omission by Executive involving willful or repeated failure or refusal to perform any of Executive’s material obligations under this Agreement (or any material duties assigned to Executive consistent with the terms of this Agreement) and continuation of such breach after written notice and the expiration of a ten (10) day cure period; provided, however, that it is not the parties’ intention that

Employer shall be required to provide successive such notices, and in the event Employer has provided Executive with a notice and opportunity to cure pursuant to this Section 11.3, Employer may terminate this Agreement for a subsequent breach similar or related to the breach for which notice was previously given or for a continuing series or pattern of breaches (whether or not similar or related) without providing notice and an opportunity to cure; (ii) commission of any felony or any other crime involving an act of moral turpitude which is harmful to Employer’s business or reputation; (iii) Executive’s action or omission, or knowing allowance of actions or omissions, which are in violation of any law or any of the rules or regulations of the Federal Communications Commission (the “FCC”), or which otherwise jeopardizes any license granted to Employer or any member of the Emmis Group in connection with the ownership or operation of any radio or television station; (iv) theft in any amount; (v) actual or threatened violence against another employee or individual; (vi) sexual or other prohibited harassment of another employee or individual; (vii) unauthorized disclosure or use of proprietary or confidential information, including without limitation the information described more fully in Section 9.1; (viii) any action which brings Employer or any member of the Emmis Group into public disrepute, contempt, scandal or ridicule and which is harmful to Employer’s business or reputation; and (ix) violation of any policy of Employer that has been communicated to Executive in advance of such violation.
     11.4 Change in Control. In the event of a “Change in Control,” the rights and obligations of Executive and Employer shall be set forth in the separate Change in Control Agreement executed by the parties and attached to this Agreement as Exhibit A. “Change in Control” shall have the meaning ascribed to it in Exhibit A.

     11.5 Voluntary Resignation by Executive for Good Reason. If Executive terminates this Agreement for Good Reason, then:
     (i) Executive shall have no further obligations or liabilities hereunder, except Executive’s obligations under Section 9 and 10, which shall survive the termination of this Agreement.
     (ii) Employer shall have no further obligations or liabilities hereunder, except that Employer shall, not later than two (2) weeks after the termination date:
          (a) Pay to Executive all earned but unpaid Base Salary with respect to any applicable pay period ending on or before the termination date;
          (b) Pay to Executive any Fiscal Year Bonus, if any, which Executive earned for a fiscal year ending on or prior to the termination date pursuant to Section 6.2 but which is unpaid as of the termination date;
          (c) Continue to pay Executive’s then-current Base Salary, on each regularly scheduled payroll date of Employer after the date of termination, for a period of one (1) year, subject to any applicable tax withholding and deductions as required by law;
          (d) Pay or reimburse, for a period up to one (1) year, any medical, dental or vision insurance premiums (up to the amount that Employer is paying on behalf of Executive and his eligible dependents immediately prior to the date of termination, e.g., the employer-paid premium) for the continuation of such health coverage for Executive and Executive’s dependents pursuant to the provisions of COBRA or applicable state law. If Employer becomes eligible to participate in any other group insurance program of another employer and elects coverage thereunder, these payments shall cease at that time.
          (e) Pay Executive’s full Fiscal Year Bonus opportunity, in a lump-sum cash payment within two (2) weeks after the termination date, for the fiscal year in which the termination occurs, subject to applicable tax withholding

          (f) Accelerate the vesting of any equity compensation described in Section 6.3 and granted to Executive prior to the termination date within two (2) weeks after the termination date (subject to applicable tax withholding and deductions as required by law).
          (g) Grant to Executive the Completion Shares (or cash equivalent) described in Section 6.4 within two (2) weeks after the termination date (subject to applicable tax withholding and deductions as required by law).
     For purposes of this Section 11.5, the term “Good Reason” shall be defined to mean, without Executive’s written consent: (1) a material adverse change made by Employer to Executive’s functions, duties or responsibilities; (2) a reduction by Employer in Executive’s Base Salary or target Fiscal Year Bonus opportunity from the amounts set forth in this Agreement; (3) failure to provide an office or administrative support or requiring Executive to work in an office that is more than thirty-five (35) miles from the location of the Company’s principal executive offices at the time of this Agreement, except for required travel on business of the Company to the extent substantially consistent with Executive’s business travel obligations, and (4) a material breach of the terms of this Agreement by Employer; provided, that Executive has given Employer notice of such breach and such breach remains uncured after thirty (30) days.
     12. Incapacity.
     12.1 Termination of Employment. If Executive shall become Incapacitated (as defined in Section 12.2), Employer shall continue to compensate Executive under the terms of this Agreement without diminution and otherwise without regard to such incapacity or nonperformance of duties until Executive has been incapacitated for a cumulative period of six (6) months, at which time Employer may, in its sole discretion, elect to terminate Executive’s employment. If Employer elects to terminate Executive’s employment pursuant to this Section 12.1, the date on which Executive’s employment terminates shall be referred to herein as the “Incapacity Termination Date.”
     12.2 Definition of Incapacity. Executive shall be deemed to have become “Incapacitated” for purposes of this Agreement if, during the Term, Executive shall have been unable to perform Executive’s duties hereunder for reasons beyond Executive’s control, with or without reasonable accommodation, on account of physical or mental impairment or sickness as reasonably determined by a physician selected by mutual agreement of the parties, or if applicable, their representative.
     12.3 Obligations after Termination. Executive shall have no further obligations or liabilities hereunder after a Incapacity Termination Date except Executive’s obligations under Sections 9 and 10 which shall survive the expiration or termination of the Term. After a Incapacity Termination Date, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 12.4 which shall also survive the termination of the Term.
     12.4 Payment of Unpaid Amounts after Termination. Employer shall, not later than two (2) weeks after a Incapacity Termination Date, pay to Executive: (i) all earned but unpaid Base Salary with respect to any pay period ending on or before the Incapacity Termination Date; plus (ii) any Fiscal Year Bonus, if any, earned by Executive for a fiscal year ending on or prior to the Incapacity Termination Date pursuant to Section 6.2 but which is unpaid as of the Incapacity Termination Date; provided, however, that in the event a Incapacity Termination Date occurs at least six (6) months after the commencement of a fiscal year during the Term, Employer shall pay to Executive a pro-rated portion of the Fiscal Year Bonus for the fiscal year during which the Incapacity Termination Date occurs, such amount to be determined in the sole discretion of Employer. Additionally, Employer shall comply with the provisions of COBRA and the provisions of any Employer benefit plans in which Executive or

Executive’s eligible dependents or beneficiaries are participating at the time of termination.
     12.5 No Reduction. Amounts payable pursuant to this Section 12 shall not be reduced by the value of any benefits payable to Executive under any disability insurance plan or policy.
     13. Death of Executive.
     13.1 Termination of Agreement. This Agreement shall terminate immediately upon Executive’s death. In the event of such termination, Employer shall have no further obligations or liabilities hereunder except its obligations under Section 13.2 below which shall survive such termination.
     13.2 Compensation. Employer shall, not later than two (2) weeks after Executive’s date of death, pay to Executive’s estate or designated beneficiary all unpaid Base Salary and Fiscal Year Bonus amounts earned by Executive, if any, with respect to any pay period or fiscal year, as the case may be, ending on or before Executive’s date of death. Additionally, Employer shall comply with the provisions of COBRA and the provisions of any Employer benefit plans in which Executive or Executive’s eligible dependents or beneficiaries are participating at the time of termination.
     13.3 No Reduction. Amounts payable pursuant to this Section 13 shall not be reduced by the value of any benefits payable to Executive’s estate or designated beneficiaries under any applicable life insurance plan or policy.
     13.4 Death after Termination. In the event that Executive dies after termination of this Agreement pursuant to Sections 11 or 12, all amounts required to be paid by Employer prior to Executive’s death in connection with such termination that remain unpaid as of Executive’s date of death shall be paid to Executive’s estate or designated beneficiary.
     14. Notices. All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be made in writing and shall be deemed to have been duly given if delivered personally or mailed via first-class, overnight or certified mail, as follows (or to such other or additional address as either party shall designate by notice in writing to the other in accordance herewith):
          (i) If to Employer:
David O. Barrett, Esq.
Emmis Communications Corporation
40 Monument Circle
Suite 700
Indianapolis, Indiana 46204
          With a copy to:
Gary L. Kaseff, Esq.
3500 W. Olive Avenue
Suite 1450
Burbank, California 91505
          (ii) If to Executive, to Executive’s address on the personnel records of Employer.
     15. Miscellaneous.
     15.1 Governing Law. This Agreement shall be deemed to have been entered into in the State of Indiana and shall be governed by, and construed and enforced in accordance with, the laws of the State of Indiana without regard to its choice of law provisions.
     15.2 Arbitration. The parties agree that any controversy or claim of either party hereto arising out of or in any way relating to this Agreement, or breach thereof, shall be settled by final and binding arbitration in Indianapolis, Indiana in accordance with the applicable rules of the American Arbitration Association (using a single arbitrator), and that judgment upon any award rendered may be entered by the prevailing party in any court having jurisdiction thereof. The parties agree to share equally all costs associated with any arbitration; provided, however, that each party shall be responsible for its own attorneys’ fees and expenses.

     15.3 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any of the terms or conditions of this Agreement.
     15.4 Entire Agreement; Merger. This Agreement (including Exhibit A) sets forth the entire agreement and understanding of the parties relating to the subject matter herein, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, which are merged herein.
     15.5 Successors and Assigns. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive without the prior written consent of Employer, which consent may be granted or withheld in Employer’s sole and absolute discretion; provided, however, that Executive may designate pursuant to Section 15.7 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive’s estate. Employer may assign all or any portion of its rights and obligations hereunder to any subsidiary, affiliate or related entity, or any third party by way of merger, corporate reorganization, acquisition of substantially all of the assets or stock of Employer, or otherwise.
     15.6 Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the written consent of Executive and Employer. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce such provision. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

     15.7 Beneficiaries. Whenever this Agreement provides for any payment to Executive’s estate, such payment may be made instead to such beneficiary or beneficiaries as Executive may have designated in a writing filed with Employer. Executive shall have the right to revoke any such designation and to re-designate a beneficiary or beneficiaries by written notice to Employer (and to any applicable insurance company).
     15.8 Warranty and Indemnity. Executive and Employer hereby mutually represent and warrant that each of them: (i) has the full and unqualified right to enter into and fully perform this Agreement according to each and every term and condition contained herein; and (ii) in Executive’s case, has not made any agreement, contractual obligation, or commitment in contravention of any of the terms and conditions of this Agreement or which would prevent Executive from performing according to any of the terms and conditions contained herein. Furthermore, Executive hereby agrees to fully indemnify and hold harmless Employer and each of its subsidiaries, affiliates and related entities, and each of their respective officers, directors, employees, shareholders, agents, attorneys, insurers and representatives from and against any losses, costs, damages, expenses (including attorneys’ fees and expenses), liabilities and claims, arising out of, in connection with, or in any way related to Executive’s breach of any of the representations or warranties contained in this Section 15.8.
     15.9 Change in Fiscal Year and Capitalization. If Employer changes its fiscal year (currently March 1st through February 28th), Employer shall in good faith make such adjustments to the various dates and amounts included herein or in any plan or program referenced herein as are necessary or appropriate with the intent to place Executive in a same or substantially similar financial position; provided, however, that the end of the Term shall in no event be extended beyond the expiration of the Term without the written consent of the parties.

     15.10 Indemnification. Executive shall be entitled to the benefit of the indemnification provisions set forth in Employer’s Amended and Restated Articles of Incorporation and/or By-Laws, or any applicable corporate resolution, as the same may be amended from time to time during the Term (not including any limiting amendments or additions, but including any amendments or additions that add to or broaden the protection afforded to Executive at the time of execution of this Agreement) to the fullest extent permitted by applicable law. Additionally, Employer shall cause Executive to be indemnified in accordance with Chapter 37 of the Indiana Business Corporation Law (the “IBCL”), as the same may be amended from time to time during the Term, to the fullest extent permitted by the IBCL as required to make Executive whole in connection with any indemnifiable loss, cost or expense incurred in Executive’s performance of Executive’s duties and obligations pursuant to this Agreement. Employer shall also maintain during the Term an insurance policy providing directors’ and officers’ liability coverage in a commercially reasonable amount providing coverage on a “claims made” basis relating to Executive’s duties and obligations during Executive’s term of employment with Employer. It is understood that the foregoing indemnification obligations shall survive the expiration or termination of the Term.
     15.11 Subsequent Employment by Employer. Subject to the conditions set forth in the last sentence of this Section 15.11, in the event Employer does not offer Executive reasonably acceptable employment with Employer upon the expiration of the Term, Employer shall continue to make regular payments of Executive’s then-current Base Salary for either: (a) twelve (12) months; or (b) until such time as Executive commences subsequent employment with a new employer, whichever first occurs (the “Severance Payment”). It is understood and agreed that, as a material condition upon which Executive shall be entitled to receive the Severance Payment, Executive agrees to promptly notify Employer of the commencement date upon which Executive begins subsequent employment with a new employer. It is further understood and agreed that Executive shall not be entitled to any additional severance compensation upon the expiration of this Agreement other than the Severance Payment. Executive shall not be entitled to the Severance Payment as otherwise specified in this provision if Executive’s employment is terminated either (i) by Employer under Section 11, (ii) by reason of Executive’s incapacity or death under Section 12 or 13, or (iii) by Executive for any reason other than Good Reason. Notwithstanding the foregoing, the Severance Payment and any other severance payments contemplated by this Agreement shall be delayed for a period of six (6) months (with a catch-up payment equal to the sum of all installments that have been delayed to be made as of the date of the initial payment) after the date of such termination if Executive is determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code and such delay is required to avoid the imposition of the tax set forth in Section 409A(a)(1) of the Code. In any circumstance involving the payment of the Severance Payment, it shall not be possible for the parties to accelerate or further defer the dates of any such payments other than as specified under the payment schedule above to the extent Section 409A is applicable.
     15.12 Taxes. The parties recognize the uncertainty regarding the application of Section 409A to payments under this Agreement and to the extent that any payment or benefit provided hereunder is determined to be subject to Section 409A (and otherwise does not comply with the provisions of Section 409A such that Executive will be subject to the taxes imposed under Section 409A(a)(1)), then the parties agree to work together in good faith to modify the payments or benefits to avoid the application of Section 409A while undertaking to place Executive and Employer in a same or substantially similar financial position.

     IN WITNESS WHEREOF, the parties, intending to be legally bound, have duly executed this Agreement as of the date first written above.

EMMIS OPERATING COMPANY (“Employer”)
By:	/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman of the Board and Chief Executive Officer

PATRICK WALSH (“Executive”)
By:	/s/ Patrick Walsh
Patrick Walsh